February 3, 2017
Mr. Todd Longsworth
132 Trianon Lane
Villanova, PA 19085

NOVOCURE LLC
195 Commerce Way
Portsmouth, NH 03801
EMPLOYEE AGREEMENT
Dear Todd:
The purposes of this letter (this "Agreement") are to amend and restate the terms and conditions of your Prior Agreement (as defined below) and to set forth and acknowledge certain terms of your continued employment with the Novocure Group. Your formal employment relationship will continue to be with Novocure USA LLC, a Delaware limited liability company (the "Company ") and a wholly owned subsidiary of NovoCure Limited, a Jersey (Channel Islands) corporation (the "Parent"). References herein to the "Novocure Group" shall mean and refer to, collectively, the Parent, the Company and their respective direct and indirect subsidiaries and affiliates. Upon the date this Agreement is executed {the "Effective Date "), this Agreement will supersede and replace in its entirety the employment letter agreement between you and the Company, dated as of March 27, 2012 (the "Prior Agreement'').
1.Start Date. The Company shall continue to employ you, and you shall continue to serve the Company, on the terms and conditions set forth in this Agreement. Your employment with the Company initially commenced on April 30, 2012 (the "Start Date"). From and after the Effective Date, you will continue to carry out your day-to-day activities hereunder in an office of the Company located in the Malvern, Pennsylvania area.
2.Duties and Responsibilities. While you are employed by the Company, you will serve as and have the title of General Counsel of the Novocure Group, and you will report to, and be subject to the reasonable direction and control of, the President and Chief Executive Officer of the Company (the "CEO") as well as the board of managers (or similar governing body) of the Company and the board of directors of Parent (the "Board"). You will have such duties and responsibilities that are commensurate with your position and such other duties and responsibilities as are from time to time reasonably and lawfully assigned to you by the CEO and of a similarly-situated executive officer of a similarly-sized public company. While you are employed by the Company, you will devote your full business time, energy and skill to the performance of your duties and responsibilities hereunder; provided, that nothing in this Agreement shall prevent you from accepting appointment to or continuing to serve on any board of directors or trustees of any non-competing business corporation, charitable organization or other entity with the consent of the CEO or the Board, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, you will not engage in any activities that could create an actual or perceived business or fiduciary conflict of interest with the Novocure Group or unreasonably interfere with the conduct of your obligations under this Agreement or any Novocure Group policy or applicable law or regulation (including the laws of any stock exchange on which the shares of Parent stock are listed).
3.Base Salary and Discretionary Annual Bonus. (a) While you are employed by the Company, the Company will pay you a base salary (the "Base Salary") at the rate of $375,000 per year (effective as of January 1, 2017) (the "Initial Base Salary''). Your Base Salary will be paid in accordance with the usual payroll practices of the Company. While you are employed by the Company, your Base Salary will be reviewed from time to time for possible adjustment by the compensation committee of the Board.

(b)    You will be eligible to receive a discretionary annual cash bonus having a payout at the target level of performance of fifty percent (50%) of your Base Salary (the "Target Bonus") for each calendar year that you are employed by the Company, payable during the first calendar quarter of the year following the year to which the bonus relates, subject to your continued employment through the payment date (or as otherwise provided herein). Such bonus will be subject to your successful achievement of performance goals set by the CEO or the Board (or committee thereof) and provided to you in writing, in their sole discretion, including, without limitation, goals based on the operating results of the Novocure Group or your individual performance.
4.Stock Options. While you are employed by the Company, you will be eligible to participate in the Parent's 2015 Omnibus Incentive Plan or such other equity-based long-term incentive compensation plan, program or arrangement generally made available to similarly situated senior executives of the Company from time to time (the "Plan"), as determined in the sole and absolute discretion of the Board of Directors of the Parent (the "Parent Board") or authorized committee thereof.
5.Benefits and Fringes.
(a)General. Except as provided otherwise herein and except as provided in paragraph (b) below in respect of health benefits, while you are employed by the Company, you will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its similarly-situated executive employees, subject to the satisfaction of any eligibility requirements.
(b)Health Benefits. While you are employed by the Company, you and your eligible dependents will be permitted to participate in such medical, dental and other benefit plans, programs or arrangements established by the Company from time to time for similarly-situated executive employees, subject to the satisfaction of any eligibility requirements.
(c)Vacation. You will be entitled to four (4) weeks of annual paid vacation in accordance with the Company's vacation policies in effect from time to time, which may be taken at such times as you elect with due regard to the needs of the Company.
(d)Reimbursement of Business and Other Allowances. (i) Upon presentation of appropriate documentation and subject to Section 11(c), you will be reimbursed in accordance with the Company's expense reimbursement policy as in effect from time to time for all reasonable and necessary business expenses incurred in connection with the performance of your duties and responsibilities hereunder, (ii) you will be reimbursed promptly for all reasonable legal fees and expenses incurred in assisting with the negotiation of this Agreement and (iii) you will receive a monthly automobile allowance of $1,000.
6.Termination of Employment.
(a)At all times, your employment with the Company is "at-will," which means that employment with the Company may be terminated by the Company at any time with or without Cause (as defined below) or by you at any time with or without Good Reason (as defined below). For purposes of this Agreement, "Cause" shall mean a determination by the Board that any of the following have occurred: (i) your failure to follow the lawful and reasonable directives of the Company or the Board; (ii) your material violation of any material Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company; (iii) your commission of any act of fraud, embezzlement, dishonesty or any other willful or gross misconduct that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of any member of the Novocure Group or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company: (v) your conviction of, or plea of guilty or "nolo contendere" to, a felony or misdemeanor (other than a minor traffic offense); or (vi) your material breach of any of your obligations under this Agreement or any written agreement between you and any member of the

Novocure Group. Except for any such event or condition which, but its nature, cannot reasonably be expected to be cured, with respect to the events or conditions described in clauses (i), (ii) or (vi), you shall have thirty (30) days after receipt of written notice from the Company specifying the events or conditions constituting Cause in reasonable detail within which to cure any events or conditions constituting Cause, provided that the Company serves notice of such events or conditions and intended termination within sixty (60) days of the occurrence thereof, and such Cause shall not exist unless either you are not entitled to notice under this sentence, or, if you are entitled to such notice, you fail to cure such acts constituting Cause within such thirty (30)-day cure period. Termination of your employment shall not be deemed to be for Cause unless, prior to termination, the Company delivers to you copies of resolutions duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to you and you are given a reasonable opportunity, together with counsel, to be heard before the Board), finding that you have engaged in the conduct described in any of (i)-(vi) above.
(b)Subject to Sections 6(c), 6(d) and 11(c), upon termination of your employment for any reason, the Company will have no obligations under this Agreement other than to pay or provide you: (w) any unpaid Base Salary through the date of termination, in a lump sum in cash within 30 days after the date of termination; (x) payment in respect of your earned but unused vacation time through the date of termination (but not in excess of one year's vacation time) in a lump sum in cash within 30 days after the date of termination; (y) reimbursement for any unreimbursed expenses incurred consistent with Novocure Group policies then in effect through the date of termination, in a lump sum in cash within 30 days after the date of termination; and (z) benefits in accordance with the terms of the applicable plans and programs of the Company (collectively, including the timing of payment or provision, the "Accrued Benefits").
(c)In addition to the Accrued Benefits, upon a termination of your employment by (i) the Company other than (A) for Cause or (B) as a result of your death or Disability (as defined in the Plan) or (ii) you for Good Reason (a "Qualifying Termination"), then, except as otherwise set forth in Section 6(d) below, and subject to your timely execution and delivery to the Company of a release of claims in substantially the form attached hereto as Exhibit A (the "Release") within twenty-one (21) days, or if required by law, forty-five (45) days, following the date of the Qualifying Termination, and the expiration of the seven (7)-day right of revocation with respect to the Release, the Company shall provide you with the following: (I) an aggregate amount equal to seventy-five percent (75%) of your annual Base Salary, at the highest level in effect within the six (6) month period ending on the date of the Qualifying Termination (the "Qualified Base Salary"), payable in one lump sum and (II) provided you timely elect and remain eligible for continuation coverage pursuant to Part 6 of Title I of ERISA ("COBRA"), the Company shall pay or reimburse you an amount equal to the full monthly premium for COBRA continuation coverage under the Company's medical plan as in effect as of the date of the Qualifying Termination with respect to the level of coverage in effect for you and your eligible dependents as of such date, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid (the "COBRA Benefit"), with respect to the period from the date of the Qualifying Termination until the earlier of (x) the date nine (9) months following such date and (y) the date on which you accept employment from a third party which third party employer provides to you comparable health and medical benefits. Subject to Section 11(c) of this Agreement, the payments described in this Section 6(c) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the Release becomes irrevocable (and any amount which would have otherwise been paid prior to such date paid in a lump sum at such time, and any remaining payments on the schedule described above); provided that with respect to any such amounts that constitute "nonqualified deferred compensation" subject to Section 409A (as defined below), if the period during which you may consider and revoke the Release begins in one taxable year and ends in a second taxable year, no such payments shall be made until the second taxable year.
(d)In addition to the Accrued Benefits, upon a Qualifying Termination within twelve (12) months following a Change in Control (as defined in the Plan), then, in lieu of the payments and benefits under Section 6(c) above, and subject to your timely execution and non revocation of the Release within twenty-one (21) days, or if required by law, forty-five (45) days, following the date of such Qualifying Termination, and the expiration of the seven (7)-day right of revocation with respect to the Release, the Company shall provide you with the following: (I) an aggregate amount equal to one hundred fifty percent (150%) of the sum of your annual Base Salary and your Target Bonus, at the levels in effect as of the date of the Qualifying Termination, payable in one lump sum; (II) the COBRA Benefit with respect to the period from the date of the Qualifying Termination until the earlier of (x) the date twelve (12) months following such date and (y) the date on which you accept employment from a third party which third party employer provides to you comparable health and medical benefits; and (Ill) all stock options or other equity or equity-based awards held by you that have not previously become vested and (if applicable) exercisable as of the date of the Qualifying Termination shall, upon such termination, become immediately and fully vested and exercisable, without regard to the terms of any applicable award agreement or plan document, and such awards shall otherwise continue to apply on the same terms. Subject to Section 11(c) of this Agreement, the payments described in this Section 6(d) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the Release becomes irrevocable (and any amount which would have otherwise been paid prior to such date paid in a lump sum at such time, and any remaining payments on the schedule described above); provided that with respect to any such amounts that constitute "nonqualified deferred compensation" subject to Section 409A (as defined below), if the period during which you may consider and revoke the Release begins in one taxable year and ends in a second taxable year, no such payments shall be made until the second taxable year.
(e)For purposes of this Agreement, "Good Reason" shall mean that you have complied with the "Good Reason Process" following the occurrence of any of the following events: (i) the Company's material failure to make in full any required payment to you hereunder; (ii) the substantial diminution of your position, reporting relationship, duties or responsibilities through no fault of your own; (iii) a reduction in your Base Salary or Target Bonus of more than ten percent (10%), unless such reduction is applied to all senior executives; (iv) a requirement that you move your principal business location to one that would increase your commute by more than thirty (30) miles from the location in effect on the Effective Date; or (v) the Company's willful breach of any of its material obligations under any written agreement with you. For purposes of this Agreement, "Good Reason Process" shall mean that (a) you notify the Company and the Board in writing of the occurrence of the alleged Good Reason condition within sixty (60) days of you becoming aware of the occurrence of such condition; (b) the Company shall have a period of thirty (30) days following such notice (the "Cure Period") to remedy the alleged condition, during which time you cooperate in good faith with the Company's efforts to remedy the condition; (c) the alleged Good Reason condition is not remedied during the Cure Period; and (d) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the alleged Good Reason condition during the Cure Period in your reasonable good faith judgment, Good Reason shall be deemed not to have occurred.
7.Covenants.
(a)Non-Competition. So long as you are employed by the Company under this Agreement and for the nine (9)-month period following the termination of your employment with the Company for any reason (the "Restricted Period"), you agree that you will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Novocure Group. "Competition" means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or in the development of any business if (A) such business competes or would compete with the business of the Novocure Group (it being understood that the business of the Novocure Group is the development and commercialization of its proprietary tumor treating fields (TTF) therapy for the treatment of solid tumor cancers (the "Business")) and (B) your activities related to such business would create the opportunity for you to use confidential and proprietary information of the Novocure Group in connection with any other product being developed, manufactured, supplied or sold by any such business or business under development that competes with or upon introduction of a product would compete with the Business. For the avoidance of doubt and by way of example, the foregoing restrictions would not preclude you from being employed by a pharmaceutical company during the Restricted Period to the extent that your activities at such pharmaceutical company would not be directly related to the development, marketing or sale of products that are directly competitive with the Business. Notwithstanding the foregoing, nothing contained in this Section 7(a) shall prohibit you from (i) investing, as a passive investor, in any publicly held company provided that your beneficial ownership of any class of such publicly held company's securities does not exceed one percent (1%) of the outstanding securities of such class, or (ii) with the consent of the Board, entering the employ of any academic institution or governmental or regulatory instrumentality of any country or any domestic or foreign state, county, city or political subdivision.
(b)Confidentiality. You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of your assigned duties hereunder and for the benefit of the Novocure Group, either while you are employed by the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Novocure Group, whether the foregoing will have been obtained by you during your employment or otherwise. The foregoing will not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public or in the industry subsequent to disclosure to you through no wrongful act by you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information). Notwithstanding the foregoing or any other provision in this Agreement or otherwise, nothing herein shall prohibit you from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (it being understood that you do not need the Company's prior authorization to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures).
(c)Non-Solicitation of Customers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Novocure Group to purchase goods or services then sold by the Novocure Group from any other person or entity.
(d)Non-Solicitation of Suppliers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Novocure Group's suppliers to provide goods or services then provided to the Novocure Group to any other person or entity in Competition with the Novocure Group.
(e)Non-Solicitation of Employees. You recognize that you will possess confidential information about other employees of the Novocure Group relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Novocure Group. You recognize that the information you possess and will possess about these other employees is not generally known, is of substantial value to the Novocure Group in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Novocure Group. You agree that, during the Restricted Period, you will not (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Novocure Group to leave such employment for the purpose of being employed by, or rendering services to, you or any person or entity unaffiliated with the Novocure Group; provided, however, that general advertisements or solicitations of employment not directed to any particular employee shall not be deemed to be a solicitation or recruitment in violation of this provision, or (y)

convey any such confidential information or trade secrets about other employees of the Novocure Group to any person or entity other than in the course of your assigned duties hereunder and for the benefit of the Novocure Group or as otherwise required by law or judicial or administrative process.
(f)Non-Disparagement. You and the Novocure Group agree that neither will, nor induce others to, Disparage the Novocure Group or any of their past or present officers, directors, employees or products, or you. "Disparage" will mean you or any Novocure Group officer or director making comments or statements to the press, the Novocure Group's employees or any individual or entity with whom the Novocure Group has a business relationship, or any prospective new employer or client of yours, that would adversely affect in any manner: (i) the conduct of the business of the Novocure Group (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Novocure Group, or any of its products, or its past or present officers, directors, employees, stockholders and affiliates, or you. Nothing in this Section 7(f) shall prevent you or representatives of the Novocure Group from (x) pleading or testifying, to the extent that he or she reasonably believes such pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, (y) from otherwise complying with legal requirements or (z) from responding truthfully to any statement made in breach of this section.
(g)Inventions.
(i)You acknowledge and agree that all trade secrets, works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, data, programs, knowhow, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products or developments or other works of authorship ("Inventions"), whether patentable or unpatentable, (x) that relate to your work with the Company or any other member of the Novocure Group, made, developed or conceived by you, solely or jointly with others or with the use of any of the Novocure Group's equipment, supplies, facilities or trade secrets or (y) suggested by any work that you perform in connection with the Novocure Group, either while performing your duties with the Novocure Group or on your own time, but only insofar as the Inventions are related to your work as an employee of the Company or the Novocure Group, will belong exclusively to the Company (or its designee and assigns, including without limitation the Parent), whether or not patent applications are filed thereon. You will keep full and complete written records (the "Records"), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company (or its designee and assigns, including without limitation the Parent), and you will surrender them upon the termination of your employment, or upon the Company's request. You do hereby assign to the Company (and its designees and assigns) the Inventions, including all rights in and to patents and other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the term of this Agreement, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications"). You will, at any time during and subsequent to the term of this Agreement, make such Applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions and the underlying intellectual property. You will also execute assignments to the Company (or its designee or assigns) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions and the underlying intellectual property for its benefit, all without additional compensation to you from the Company, but entirely at the Company's expense.
(ii)In addition, the Inventions will be deemed "work made for hire," as such term is defined under the copyright law of the United States, on behalf of the Company and you agree that the Company (or its designees or assigns) will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to you. If the Inventions, or any portion thereof, are deemed not to be "work made for hire," you hereby irrevocably convey, transfer, assign and deliver to the Company (or its designees or assigns), all rights, titles and interests in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions and the underlying intellectual property, including without limitation, (A) all of your rights, titles and interests in the copyrights (and all renewals, revivals and extensions thereof) related to the Inventions and the underlying intellectual property; (B) an rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and the underlying intellectual property; and (C) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called "moral rights" with respect to the Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.
(iii)To the extent that you are unable to assign any of your right, title or interest in any Invention under applicable law, for any such Invention and the underlying intellectual property rights, you hereby grant to the Company (or its designees or assigns) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Invention.
(iv)To the extent that any of the Inventions are derived by, or require use by the Company of, any works, Inventions, or other intellectual property rights that you own, which are not assigned hereby, you hereby grant to the Company an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company (or its designees or assigns) to fully realize their ownership rights in the Inventions.
(h)Cooperation. Upon the receipt of notice from the Company (including outside counsel), you agree that while employed by the Company or any member of the Novocure Group and for a reasonable period thereafter (which period shall not exceed 9 months), you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Novocure Group and its representatives in defense of any claims that may be made against the Novocure Group, and will assist the Novocure Group in the prosecution of any claims that may be made by the Novocure Group, to the extent that such claims may relate to the period of your employment with the Company (or any predecessor) and were within your knowledge. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Novocure Group. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Novocure Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Novocure Group with respect to such investigation, and will not do so unless legally required.
(i)Return of Property. On the date of the termination of your employment with the Company for any reason (or at any time prior thereto at the Company's request), you will return all property belonging to the Novocure Group (including, but not limited to, any Novocure Group provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Novocure Group, but not your personal rolodex to the extent it contains only contact information).
(j)Injunctive Relief. It is further expressly agreed that the Company may suffer irreparable injury if you were to violate the provisions of this Section 7 and that the Novocure Group would by reason of such violation be entitled to seek injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from violating the provisions of this Section 7.
(k)Survival of Provisions. The obligations contained in this Section 7 will survive the termination of your employment with the Company or any member of the Novocure Group and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
8.Representation. You represent and warrant that your execution and delivery of this Agreement and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement. contract or arrangement which you are a party to or violate any other legal restriction, nor will any member of the Novocure Group knowingly request or require you to take any action that would violate any prior agreement, contract or arrangement of which the Company has been made aware on or prior to the date of this Agreement.
9.Assignment. Notwithstanding anything else herein, this Agreement is personal to you and neither the Agreement nor any rights hereunder may be assigned by you. The Company may assign the Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company or otherwise to any person in connection with a Change in Control. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.
10.Arbitration. You agree that all disputes and controversies arising under or in connection with this Agreement, other than seeking injunctive or other equitable relief under Section 7(j), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in New York, New York or such other location agreed to by you and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within thirty (30) days of the demand by another party for arbitration, an arbitrator will be designated by the New York Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on you and the Novocure Group. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration.
11.Taxes.
(a)Withholding Taxes. The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.
(b)Parachute Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that receipt of all payments or distributions by the Company or its affiliates in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise, would subject you to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of "parachute payments" (within the meaning of Section 280G of the Code) paid or payable pursuant to this Agreement (the "Agreement

Payments") shall be reduced to the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the "Reduced Amount") only if it is determined that you would be better-off, on a net after-tax basis, if the Agreement Payments were reduced to the Reduced Amount. All determinations required to be made under this Section 11(b) shall be made by an independent accounting firm (the "Accounting Firm"), and all fees and expenses of the Accounting firm shall be borne solely by the Company. The Accounting Firm shall provide detailed supporting calculations to both the Company and to you, and absent manifest error, shall be binding upon the Company and you.
(c)Code Section 409A.
(i)The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered "deferred compensation" under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is due upon your separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your "separation from service," and (B) the date of your death (the "Delay Period") and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)All expenses or other reimbursements paid pursuant to Sections 5(b) or 5(d) hereof or otherwise hereunder that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.
12.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.
13.Entire Agreement; Amendments. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, and upon the Effective Date, this Agreement shall supersede the Prior Agreement in its entirety. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto. To the extent implied herein, the applicable provisions of this Agreement shall survive any termination of your employment.
14.Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.
15.Severability; Waiver. The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
16.Counterparts. This Agreement may be executed in several counterparts (including via facsimile), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.
17.Compensation Recovery. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that Parent and/or the Company has adopted, adopts or is otherwise required by law to adopt, whether pursuant to the listing standards of any national securities exchange or association on which the Parent's securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or other applicable law.
18.Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given by facsimile or electronically via PDF and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent address on file with the Company. Notice to the Company shall be sent to its address set forth on the first page hereto. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 18, provided, however, that any such change of address notice shall not be effective unless and until received.
19.Indemnification; Directors and Officers Liability Insurance. In addition to any rights to indemnification to which you may be entitled under the Company's and/or Parent's governing documents or other agreement, the Company and/or Parent (as applicable) shall indemnify you at all times during and after your employment terminates for any reason to the maximum extent permitted under applicable law, including its provisions regarding advancement of costs and attorneys' fees, in connection with any action, suit, investigation or proceeding based in whole or in part upon your actions, inaction, or status as an employee, officer, or director of any member of the Novocure Group, except to the extent it is finally determined by a court of competent jurisdiction that you are either not entitled to indemnification hereunder or otherwise or that any such action or inaction by you that gave rise to any such action, suit, investigation or proceeding arose out of your own gross negligence, willful misconduct or fraud. The Company and/or Parent shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board or the Parent Board (as applicable)), and you shall be covered under such insurance to the same extent as any other senior executives of the Company and/or the Novocure Group, both during employment and thereafter while potential liability exists.
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We hope that you find the foregoing terms and conditions acceptable. You may indicate your agreement with the terms and conditions set forth in this Agreement by signing the enclosed duplicate original of this Agreement and returning it to me.
We look forward to your employment with the Company.

Very truly yours,

NOVOCURE USA LLC
                        By:/s/ Asaf Danziger
                        Name: Asaf Danziger
    Title: CEO
    Date: February 23, 2017
Accepted and Agreed:
/s/ Todd Longsworth
Dated: February 23, 2017